Calculation of Filing Fee Tables
S-8
Tamboran Resources Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Registrant's 2024 Equity Award Plan (the "Plan")	Other	844,605	$ 33.07	$ 27,931,087.25	0.0001381	$ 3,857.28
Total Offering Amounts:						$ 27,931,087.25		$ 3,857.28
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,857.28
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share (the "Common Stock"), that become issuable under the Plan, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based on the average of the high and low prices for the Common Stock reported by the New York Stock Exchange on June 2, 2026. (3) Represents an additional 844,605 shares of Common Stock issuable under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources